Exhibit 99.1

Press Release

Community Valley Bancorp Announces Dividend

(Chico, CA  09-26-05) – Community Valley Bancorp, the holding company for Butte Community Bank and CVB Insurance Agency, LLC, announced today that it has declared a cash dividend.

At their meeting on September 20, 2005, the Board of Directors agreed to pay a cash dividend of four cents ($0.04) per share to shareholders of record as of September 30, 2005.  The payment date for the dividend will be October 28, 2005.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions, and CVB Insurance Agency, LLC, a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is California state-chartered with 13 branches in ten cities including Chico, Colusa, Corning, Magalia, Oroville, Paradise, Red Bluff, Redding, Yuba City and Marysville.  It also operates loan production offices in Citrus Heights and Gridley.  Community Valley Financial Services, the non-deposit investment department of Butte Community Bank, is headquartered in Chico, California.  CVB Insurance Agency, LLC is located in Chico, California.  Community Valley Bancorp has headquarters in Chico, California.